As Filed with the Securities and Exchange Commission on July 31, 1997


                                                    Registration No. 33-96776-A

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        POST EFFECTIVE AMENDMENT NO. 5 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                             IMV LEASE/CAPITAL, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

       FLORIDA                        6770                    65-0525864
(State or jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
 of incorporation or       Classification Code Number)     Identification No.)
     organization)

         19727 Oakbrook Circle, Boca Raton, Florida 33434 (561) 483-9940
         ---------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         19727 Oakbrook Circle, Boca Raton, Florida 33434 (561) 483-9940
         ---------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                 Todd E. Levine
                             IMV LEASE/CAPITAL, INC.
                              19727 Oakbrook Circle
                            Boca Raton, Florida 33434
                                 (561) 483-9940
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                              James Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                           200 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                    _________________________________________



      Approximate date of proposed offering: As soon as possible after the Registration Statement becomes effective. ^

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

      If this Form is a Post-Effective Amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                             IMV LEASE/CAPITAL, INC.
                               __________________

                              Cross Reference Sheet

      Registration Statement Item
      Number and Caption                        Prospectus Caption
      ---------------------------               ------------------

 1.   Front of the Registration Statement       Facing Page of Registration
      and Outside Front Cover Page of           Statement and Cover Page to
      Prospectus                                Prospectus

 2.   Inside Front and Outside Back             Inside Front Cover Page to Prospectus
      Cover Pages of Prospectus                 and Outside Back Cover Page to Prospectus

 3.   Summary Information and Risk
      Factors                                   Summary of Prospectus and Risk Factors

 4.   Use of Proceeds                           Use of Proceeds

 5.   Determination of Blank Check              Cover Page to Prospectus and
      Offering Price                            Risk Factors

 6.   Dilution                                  Not Applicable

 7.   Selling Security Holders                  Not Applicable

 8.   Plan of Distribution                      Cover Page and Inside Cover Page of
                                                Prospectus and Plan of Distribution

 9.   Legal Proceedings                         The Company and the Proposed Business -
                                                Legal Proceedings

10.   Directors, Executive Officers,
      Promoters and Control Persons             Management

11.   Security Ownership of Certain
      Beneficial Owners and Management          Principal Shareholders

12.   Description of Securities                 Cover Page and Description of Securities

13.   Interest of Named Experts and Counsel     Legal Matters and Experts












                                           iii




14.   Disclosure of Commission Position on      Indemnification of Officers and
      Indemnification for Securities Act        Directors

15.   Organization Within Last Five Years       Prospectus Summary; Risk Factors; The Company
                                                and the Proposed Business; Management

16.   Description of Business                   Cover Page; Prospectus;
                                                Summary; The Company and the Proposed
                                                Business; Management;
                                                Conflicts of Interest

17.   Management's Discussion and               Prospectus Summary; Use of
      Analysis or Plan of Operation             Proceeds; Management's
                                                Discussion and Analysis or Plan of Operation;
                                                The Company and The Proposed Business

18.   Description of Property                   The Company and the Proposed Business -
                                                Office Facilities

19.   Certain Relationships and Related         Certain Transactions
      Transactions

20.   Market for Common Equity and              Cover Page; Front Cover Page of  Prospectus;
      Related Stockholder Matters               Prospectus Summary and Description of Securities

21.   Executive Compensation                    Management

22.   Financial Statements                      Financial Statements


23.   Changes In and Disagreements with
      Accountants on Accounting and             Management's Discussion or Plan of
      Financial Disclosure                      Operation




                   Preliminary Prospectus Dated July 31, 1997
                              Subject to Completion


                                   PROSPECTUS

                             IMV LEASE/CAPITAL, INC.
                         100,000 Shares of Common Stock

      On March 14, 1996, an offering (the "Blank Check Offering") commenced of 100,000 shares of Common Stock, par value $.001 per share (the "Common Stock" or the "Shares") at a purchase price of $1.00 per Share of IMV Lease/Capital, Inc. (the "Company"), a Florida corporation, through its sole director and executive officer, Mr. Todd E. Levine. No commissions were paid in connection with the Blank Check Offering. The Blank Check Offering is subject to Rule 419 of the Securities Act of 1933, as amended (the "Act").


      All of the Common Stock offered by the Company pursuant to the Blank Check Offering was sold pursuant to a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission by the Company. The gross offering proceeds to the Company from the Blank Check Offering were $100,000, and all proceeds along with the Common Stock issued to shareholders pursuant to the Blank Check Offering were deposited in an escrow account (the "Deposited Funds" and "Deposited Securities," respectively) with Boca Raton First National Bank (the "Escrow Agent"), which are being held for the sole benefit of the investors pursuant to the Blank Check Offering and Rule 419. Mr. Levine has advanced all of the expenses of the Blank Check Offering and will not be reimbursed for any of such expenses whether or not a business combination ("Business Combination") is ultimately consummated.^ While held in the escrow account by the Escrow Agent, the Common Stock may not be traded or transferred.^ The Deposited Funds and the Deposited Securities may not be released until an acquisition meeting certain specified criteria has been made and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. ^No funds have been released or will be released pending the consummation of the Business Combination.

      THE SECURITIES OFFERED HEREBY INVOLVE SUBSTANTIAL RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. ^POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE
SECURITIES UNLESS THEY CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ^BEGINNING AT PAGE 9 OF THIS PROSPECTUS.

           The original date of this Prospectus is March 14, 1996 This
                       Prospectus is amended pursuant to a
                 Post-Effective Amendment dated August ___, 1997

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.


      Pursuant to the procedures set forth in Rule 419, the Post-Effective Amendment of the Company, of which this Prospectus is a part, describes 301 Plaza, Inc., which is a Delaware corporation ("301 Plaza") and the acquisition candidate, the proposed business of 301 Plaza, the terms of the ^ stock purchase and exchange ^(the "Proposed Transaction") among the Company, Todd E. Levine ^301 Plaza and its stockholders, and includes audited financial statements of both the Company and 301 Plaza, ^which will be delivered to ^investors immediately following the effective date hereof.

      The Company's Registration Statement provided that the Company will not acquire or merge with a business or a company in which Mr. Todd E. Levine, the Company's sole officer and director is affiliated (or any affiliates or associates of Mr. Levine), directly or indirectly, have an ownership interest. The Company does not believe Mr. Paul Levine, the father of Todd Levine and ^a principal stockholder, officer and director of 301 Plaza, ^is an affiliate of the Company since neither Paul Levine nor Todd Levine, directly, or indirectly through one or more of their respective intermediaries, controls, or is controlled by, or is under common control with one another. It may be contended, however, that Paul Levine is an affiliate because (i) of the father/son relationship between Paul Levine and Todd Levine and (ii) 301 Plaza, partially owned by Paul Levine at the time of the proposed business transaction, owns the property that is the subject matter of the Proposed Transaction described herein. ^Thus, the Company believes that to further safeguard the interest of the investors in the Blank Check Offering, it has implemented the following approval process: (i) the approval of the shareholders will be obtained for the Proposed Transaction with 301 Plaza, even if not required under Florida law or under Rule 419; and (ii) under the terms of the Reconfirmation Offering, 90% rather than 80% of the capital interest represented by receipt of the maximum proceeds, will be required to confirm the investors' investment and approve the Proposed Transaction. ^ See "The Company and Proposed Transaction - Proposed Transaction with 301 Plaza," "Principal Shareholders," and "Certain Transactions."

      Pursuant to Rule 419, to the extent that any shareholder does not elect to remain a shareholder as described herein and in the Reconfirmation Offering which is attached to this Prospectus as Exhibit A, the Company will return the entire portion of that shareholder's Deposited Funds. Unless 90% in interest of such investors elect to remain shareholders of the Company, all shareholders will be entitled to the return of their portion of the Deposited Funds ^ whether or not the Company elects to consummate the Proposed Transaction. Additionally, Todd Levine has agreed to absorb all expenses for those shareholders who do not elect to remain shareholders so that ^investors who do not elect to reconfirm their investment will be entitled to the return of their entire investment in the Blank Check Offering^ Furthermore, in the event a Business Combination is not consummated within 18 months of the effective date of the Registration

Statement which became effective on March 14, 1996 (which termination date would be September 14, 1997), the Deposited Funds will be returned to ^investors. See "Prospectus Summary - Investors Rights to Reconfirm Investments Under Rule 419," "Use of Proceeds," and "Plan of Distribution."
                                  _____________


      THE DEPOSITED FUNDS AND CURRENT CAPITAL OF THE COMPANY MAY NOT BE SUFFICIENT TO ALLOW THE COMPANY TO ENGAGE IN THE BUSINESS VENTURE AS DESCRIBED IN THIS PROSPECTUS AND CONTEMPLATED BY THE STOCK PURCHASE AND EXCHANGE AGREEMENT AS AMENDED (THE "AGREEMENT") FOR THE PURCHASE OF 301 PLAZA. IN THE FUTURE, THE COMPANY MAY REQUIRE ADDITIONAL CAPITAL WHICH IT MAY NOT BE ABLE TO OBTAIN. IN THE EVENT THAT MR. LEVINE DETERMINES THAT THE COMPANY IS UNABLE TO ENTER INTO THE AGREEMENT OR THE CONDUCT OF ANY BUSINESS WHATSOEVER, FOLLOWING RETURN OF THE DEPOSITED FUNDS IN COMPLIANCE WITH RULE 419, MR. LEVINE WILL THEN SEEK SHAREHOLDER APPROVAL TO LIQUIDATE THE COMPANY. BECAUSE MR. LEVINE WILL RETAIN A CONTROLLING INTEREST IN THE COMPANY SUBSEQUENT TO THE CLOSING OF THIS BLANK CHECK OFFERING, THE DETERMINATION AS TO WHETHER THE COMPANY SHALL BE LIQUIDATED AND ITS REMAINING ASSETS DISTRIBUTED PRO RATA TO THE COMPANY'S SHAREHOLDERS WILL BE DECIDED BY MR. LEVINE. SEE "PROSPECTUS SUMMARY," "THE COMPANY," PROPOSED BUSINESS" AND "PLAN OF DISTRIBUTION."

      THE COMPANY SHALL, AS REQUIRED BY LAW, PROVIDE ITS SHAREHOLDERS WITH DISCLOSURE DOCUMENTATION, INCLUDING AUDITED FINANCIAL STATEMENTS, CONCERNING A PROPOSED BUSINESS COMBINATION PRIOR TO THE COMPLETION OF SUCH PROPOSED BUSINESS COMBINATION. SEE "PROPOSED BUSINESS - RECONFIRMATION OFFERING."


      THE SHARES HAVE NOT BEEN REGISTERED IN THE STATE OF FLORIDA, BUT WILL BE OFFERED AND SOLD THEREIN PURSUANT TO AN EXEMPTION FROM REGISTRATION SET FORTH IN
SECTION 517.061(11) FLORIDA STATUTES. SUCH SECTION PROVIDES, IN PERTINENT PART, FOR SALES TO NO MORE THAN 35 PURCHASERS, EXCLUDING ACCREDITED INVESTORS, AS SUCH TERM IS DEFINED IN RULE 501 UNDER REGULATION D OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECTION FURTHER PROVIDES THAT IN THE EVENT SALES ARE MADE TO FIVE OR MORE PERSONS PURSUANT TO SUCH SECTION, THAT SUCH SALES ARE VOIDABLE BY EACH OF SUCH SUBSCRIBERS EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY THE SUBSCRIBER OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO THE SUBSCRIBER, WHICHEVER OCCURS LATER.

      THIS PROSPECTUS HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK PRIOR TO ITS ISSUANCE AND USE. THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SALE OF THE SHARES OFFERED HEREBY IS BEING UNDERTAKEN PURSUANT TO THE NOTICE PROVISIONS PROVIDED BY SECTION 359-e OF THE MARTIN ACT WITH RESPECT TO ISSUER-DEALERS, AS SUCH ACT DOES NOT REQUIRE THE REGISTRATION OF SECURITIES.

      PURCHASERS OF SECURITIES IN THIS BLANK CHECK OFFERING OR IN ANY SUBSEQUENT TRADING MARKET WHICH MAY DEVELOP MUST BE RESIDENTS OF THE STATES OF FLORIDA OR NEW YORK, UNLESS AN APPLICABLE TRANSACTION EXEMPTION FROM SECURITIES REGISTRATION IS OTHERWISE AVAILABLE. THE COMPANY WILL AMEND THIS PROSPECTUS FOR THE PURPOSES OF DISCLOSING ADDITIONAL STATES, IF ANY, IN WHICH THE COMPANY'S SECURITIES WILL HAVE BEEN REGISTERED. THE COMPANY HAS NOT REGISTERED THE SHARES OR OBTAINED AN EXEMPTION FROM REGISTRATION IN ANY JURISDICTION. AN EXEMPTION FROM REGISTRATION FOR THE SHARES IS AVAILABLE ONLY IN THE STATES OF FLORIDA AND NEW YORK AND INITIAL SALES MAY ONLY BE MADE IN SUCH JURISDICTIONS UNLESS THE COMPANY WERE TO REGISTER THE SHARES, OBTAIN AN EXEMPTION FROM REGISTRATION OR ASCERTAIN THE AVAILABILITY OF AN EXEMPTION IN ANY OTHER JURISDICTION SUBSEQUENT TO THE DATE HEREOF.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, will file reports and other information with the Securities and Exchange Commission. The Company intends to furnish to its shareholders, after the close of each fiscal year, with an annual report which will contain audited financial statements audited by its independent certified public accountant. In addition, the Company may furnish to its shareholders quarterly reports containing unaudited financial information following the acquisition or establishment of actual operations.


      The Company has filed with the Securities and Exchange Commission ("Commission") a Registration Statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act of 1933. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604, and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


      The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that was incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to Todd E. Levine, c/o the Company, 19727 Oakbrook Circle, Boca Raton, Florida 33434, telephone number (561) 483-9940. The Company's fiscal year is December 31.

                               PROSPECTUS SUMMARY

      The following is intended to summarize more detailed information and financial statements and notes thereto which are set forth more fully elsewhere in this Prospectus or incorporated herein by reference and, accordingly, should be read in conjunction with such information.


      Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Certain factors that could contribute to such differences are discussed with the forward-looking statements throughout this Prospectus and are summarized in the Sections "Risk Factors", "Management's Discussion and Analysis or Plan of Operation" and "The Company and the Proposed Business."


                                   THE COMPANY


      IMV Lease/Capital, Inc. ^was organized on October 14, 1994 to seek and make one or more Business Combinations to the extent its limited assets will allow. On March 14, 1996, an offering (the "Blank Check Offering") commenced for 100,000 shares of Common Stock ^pursuant to a prospectus, all of which were sold and paid for as of April 15, 1996 pursuant to Rule 419 of the Act. All sales were made by Mr. Todd Levine, the Company's principal shareholder and sole officer and director, and no commissions were paid to any persons in connection with the Blank Check Offering.

      Upon the closing of the Blank Check Offering, the gross proceeds ($100,000) from the offering, along with all shares of Common Stock sold ^were deposited with Boca Raton First National Bank (the "Escrow Agent"). ^Mr. Levine has advanced all of the expenses of this Blank Check Offering and will not be reimbursed for any of such expenses whether or not a Business Combination is ultimately consummated. See "The Company and the Proposed Transaction - Reconfirmation Offering."

      The Company commenced evaluating various acquisition candidates and has elected to undertake, ^the acquisition of 301 Plaza, Inc. ("301 Plaza"), a Delaware corporation, ^a principal stockholder, officer and director of which is Mr. Paul W Levine, the father of Todd E. Levine, the Company's principal shareholder and sole officer and director. 301 Plaza owns 10 acres of real estate (the "Property") located in Middletown, Delaware, free and clear of all liens and encumbrances. The 1997 tax assessed value of the Property determined by New Castle County, Delaware, the taxing county where the property is located, is $281,200.

      On July 10, 1996, the Company and Todd E. Levine entered into a Stock Purchase and Exchange Agreement with 301 Plaza, as subsequently amended on July 20, 1997, ^pursuant to an Amendment dated July 20, 1997, among the Company, Todd
E.  Levine and 301 Plaza,  Paul W.  Levine and John E. Byler  (collectively  the

"Agreement"). ^Pursuant to the terms of the Agreement, Todd E. Levine will transfer 4,500,000 shares each (a total of 9,000,000 shares of Common Stock) to Paul W. Levine and John E. Byler, who will transfer to the Company all of the capital stock interest in 301 Plaza, which will become a wholly-owned subsidiary of the Company. Mr. Todd Levine will retain 790,000 shares of Common Stock of the Company and will remain as an officer and director of the Company. ^The Proposed Transaction will close upon reconfirmation by no less than 90% in interest of the investors in the Blank Check Offering of ^their investment in the Company and ^approval of the Proposed Transaction. See "The Company and the Proposed Transaction - Reconfirmation Offering."

      301 Plaza intends to develop the Property by constructing a travel plaza facility that will be opened 24 hours a day, 7 days a week. The facility is expected to have the following amenities: (1) a fast food restaurant, (2) convenience store, (3) diesel and gas fuels, and (4) lottery sales, check cashing and ATM machines. The Property's zoning is consistent with the Company's intended use of the Property. Construction has commenced on the Property and a loan commitment from a bank affiliated with Mr. Byler has been received. See "The Company and the Proposed Business - The Property and Plaza."

      Pursuant to the procedures set forth in Rule 419, the Post-Effective Amendment of the Company, of which this Prospectus is a part, describes 301 Plaza, ^the proposed business of 301 Plaza, the terms of the ^Agreement, ^and includes audited financial statements of both the Company and 301 Plaza and pro forma financial information, all of which will be delivered to ^investors immediately following the effective date of this Post-Effective Amendment.^ ^

      The Company ^ and 301 Plaza ^maintain their business address at 19727 Oakbrook Circle, Boca Raton, Florida 33434. The telephone number is (561) 483-9940. The fiscal year end is December 31.

                           THE BLANK CHECK OFFERING

Number of shares of Common Stock
  authorized..................................................    100,000,000

Number of shares of Common Stock ^outstanding.................     10,000,000

Number of shares of Common Stock held by
  investors in the Blank Check Offering.......................        100,000

Gross Proceeds to the Company from the Blank
Check Offering................................................       $100,000

Number of shares of Common Stock to be
  outstanding subsequent to Proposed Transaction..............     10,000,000

                          SUMMARY FINANCIAL INFORMATION

      The following table sets forth selected financial information concerning the Company is qualified by reference to the financial statements and notes thereto included elsewhere in this Prospectus. See "Financial Statements," and "Pro Forma Combined Financial Information."

OPERATING STATEMENT DATA:

                                                             Period from October
                                                              14, 1994 (date of
                            Year Ended       Six Months Ended   inception) to
                           Dec. 31, 1996       June 30, 1997    June 30, 1997
                         ----------------     ----------------  ----------------

Revenues                     $   2,895            $  1,521         $  4,482
Expenses                     $  29,042            $    165         $ 29,597
Net Income (loss)            $ (26,147)           $  1,356         $(25,115)

BALANCE SHEET DATA:

                                                                At June 30, 1997
                         At Dec. 31, 1996     At June 30, 1997     Pro Forma
                         ----------------     ----------------  ----------------

Current Assets                $103,011             $104,387        $104,387
Total Assets                  $103,011             $104,387        $428,668
Liabilities                   $ 22,582             $ 22,602        $ 27,985
Shareholder's equity          $ 80,429             $ 87,785        $400,683

__________________

(1) The pro forma balance sheet data at June 30, 1997 reflects the acquisition of 301 Plaza to be consummated simultaneously with the Reconfirmation Offering.

      The Company is presently in the development stage and consequently has not generated any income nor incurred any expenses, except those incurred in connection with its organization and this Offering. The Company does not expect to receive any revenues from operations until it acquires a business. See "The Company and the Proposed Business."

                                  RISK FACTORS


      The shares of Common Stock currently owned by investors in the Blank Check Offering represent a speculative investment and involve a high degree of risk. Therefore, shareholders ^should carefully consider the following risk factors affecting the proposed activities of the Company, prior to accepting the Reconfirmation Offering and making any investment therein, as well as all other matters set forth elsewhere in this Prospectus. For purposes of the discussion below, the term Company includes the Company and 301 Plaza, Inc., unless the context otherwise requires.

      1. NO OPERATING HISTORY FOR 301 PLAZA. 301 Plaza was organized on February 20, 1996 as a Delaware corporation and has no operating history. It owns ten acres of real estate in Delaware, free and clear of all liens and encumbrances. 301 Plaza's current focus is directed to the development, construction and operation of all aspects of the Plaza. As a new business, it is subject to all of the substantial risks inherent in the commencement of a new business enterprise with new management as described hereafter. ^See "The Company and the Proposed Business."

      2. FUTURE RESULTS OF OPERATIONS. Results of operations in the future will be influenced by numerous factors including availability of additional financing, competition, regulation, increases in expenses associated with growth of operations, the capacity of the Company to expand and maintain the quality of its services and the ability of the Company to control costs. There can be no assurance that revenue growth or profitability will be developed or sustained.

      3. POSSIBLE NEED FOR FUTURE FINANCING. ^While the Company has received a loan commitment from a bank affiliated with Mr. John E. Byler, (who is an officer and Director of 301 Plaza and will act in similar capacities with the Company following the consummation of the acquisition of 301 Plaza), it is possible the Company will require additional financing in the future. There can be no assurances that such future required financing will be obtained. Additionally, the amount and timing of the expenditures and the Company's future capital requirements could vary significantly depending on market conditions. Moreover, there can be no assurance that such financing, whether through private or commercial sources, will be available or, if available, that it will be on favorable terms. ^

      4. PRE-OPENING EXPENSES. The Company expects to incur ^pre-opening expenses of approximately $3,000,000, which includes construction costs, costs of converting the Plaza site in accordance with governmental rules, regulations and ordinances, franchise and promotional costs and the cost of initial inventories and equipment. The Company estimates that the Plaza will open in early November 1997 whether or not the Company completes the Proposed Transaction with 301 Plaza. ^While 301 Plaza has received all necessary building permits and has commenced construction of the Plaza, there can be no assurance that construction will be completed on a timely basis and that a Certificate of

Occupancy will be issued for the Plaza. See "The Company and the Proposed Business - Property and the Plaza" and "Management's Discussion and Analysis or Plan of Operations."


      5. USE OF PROPERTY TO BE ACQUIRED IN THE PROPOSED TRANSACTION. The Property will be developed as a travel center. The Property's value in large part is dependent upon the competent management and successful operation of the travel center business venture. In the event that the business enterprise is not successful, the value of the Property will be adversely impacted. See "Management."


      6. DEPENDENCE ON THE SALE OF DIESEL AND GASOLINE FUEL. The Company anticipates that the net revenues from the Company's diesel and gasoline fuel islands will account for a significant percentage of the Company's revenues at the Plaza along with the sales from a Company-owned convenience store and restaurant. The volume of diesel and gasoline fuel sold by the Company and the profit margins associated with these sales are affected by numerous factors outside the Company's control, including the cost of motor fuel, the condition of the long-haul trucking industry, the supply and demand for these products and the pricing policies of competitors.

      7. CONDITION OF THE TRUCKING INDUSTRY. 301 Plaza's proposed business will be dependent, in part, upon the trucking industry in general and upon long-haul trucks in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity, as well as operating factors such as availability of fuel supply, government regulation of fuel composition, prices and taxes and regulation of permitted daily driving time, over which the Company has no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has been susceptible to recessionary downturns.


      8. REGULATORY MATTERS. The Company's operations will be subject to extensive federal, state and local environmental laws, regulations and ordinances relating to environmental matters that (i) govern activities and operations that may have adverse environmental effects, such as discharges to air, soil and water as well as handling, storage and disposal practices for petroleum products and solid and hazardous substances or (ii) impose liability and damages for the costs of cleaning up sites and damage resulting from past spills and disposal or other releases of petroleum products and hazardous substances. While the Company has no information to indicate that the Property as it exists today, is not in material compliance with all applicable environmental laws and regulations, if additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased remediation and compliance expenditures may be required which could be significant.


      Additionally, under various environmental laws a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances (which may include petroleum or petroleum products) on, under or in such property. Certain laws typically impose liability whether or not the owner or operator knew of or was responsible for the presence of such hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Neither the Company nor 301 Plaza is currently involved in any litigation or other proceedings seeking to impose such liability and neither is aware of petroleum or hazardous substance contamination on its property that may give rise to such liability. See "The Company and the Proposed Business - Environmental Regulation."

      Furthermore, the Company will be subject to state and local regulations at the Company's restaurant facility and convenience store, including health certifications and inspections. Certain states and localities regulate the products that may be sold at the convenience store, the price of such sales, imposition of sales taxes, hours and days of operation, the ability to sell alcoholic beverages and other aspects of the Company's proposed business at the Plaza. Increased regulation of various aspects of the Company's proposed business, should it occur, could have an adverse effect on the Company's operations. See "The Company and the Proposed Business Other Regulations."


      9.    RESTAURANT   BUSINESS  RISKS.  A  considerable   percentage  of  the
Company's sales at the Plaza will likely be attributable to revenues derived from its restaurant. The Company will be subject to all of the risks generally associated with the restaurant business, including, without limitation, adverse developments in the national and local economies, changes in consumer preferences, fluctuations in the availability and cost of foods and beverages, seasonality, the ability to obtain and retain qualified employees at affordable wages and employees pilferage of cash and supplies. The restaurant industry throughout the United States is intensely competitive with respect to price, service, location and food quality, and there are many well established competitors with substantially greater financial and other resources than the Company. Some of the Company's competitors have been in existence for a substantially longer period than the Company and may be better established in their market. The restaurant industry in particular is subject to high incidents of commercial failure. The Company's ability to compete successfully will depend in substantial measure on its capacity to maintain highly visible, exciting and attractive dining and entertainment facilities, the acceptance of its marketing plan and development of a knowledgeable and effective management group.


      10. ADDITIONAL ACQUISITIONS BY THE COMPANY. The Company ^may seek other acquisitions, which will likely be related to the travel plaza industry. However the Company has no plans to do so in the foreseeable future. Once the Company does seek other acquisitions, the Company may be extending its limited resources. Additionally, to the extent that the Company acquires businesses in the future in areas where it lacks experience, such acquisitions could have an adverse affect on the Company. Furthermore, any such additional acquisitions could divert resources from the Plaza which could have an adverse affect on the Company. ^Moreover, because the Company has no established criteria for acquiring additional business combinations, this lack of criteria could also adversely impact on the Company in that it may become too diversified.

      11. COMPETITION. The travel center industry is highly competitive and fragmented. The Plaza will compete in a larger number of regional markets in which it offers motor fuel and ancillary products, restaurant and driver support services, and store operations. Certain of the Plaza's competitors offer diesel and gas fuel at discount prices, which will likely cause severe price competition in certain markets and from time to time certain of the Plaza's competitors may adopt pricing strategies which 301 Plaza will be unable or unwilling to match. Additionally, certain of the Company's competitors have substantially greater financial and other resources than the Company. Additionally, the restaurant industry is highly competitive with respect to price, service, food quality and location and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. Many present or prospective competitors are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. See "The Company and the Proposed Business - Competition".


      12. CONFLICTS OF INTEREST. Prior to the consummation of the Proposed Transaction for the acquisition of 301 Plaza, there is a potential conflict of interest between the Company and ^a principal stockholder, officer and director of 301 Plaza, Mr. Paul Levine. Mr. Levine is the father of Todd E. Levine who is currently the Company's principal shareholder, and sole officer and director. Additionally, 301 Plaza was formerly wholly-owned by Mr. Paul Levine prior to the consummation of the Proposed Transaction. Because of this conflict of interest, the Company has undertaken additional measures to ensure that the Proposed Transaction is fair and reasonable as described herein. The foregoing notwithstanding, there can be no assurances that the Proposed Transaction would not have been consummated on terms even more favorable if the transaction were fully at arm's length. See ^"Proposed Transaction with 301 Plaza" and "Conflicts of Interests."


      Florida law establishes procedures to be followed to prevent a transaction from being void or voidable in the event that a conflict of interest arises. These procedures include (i) disclosure to the board of directors or board committee that authorizes, approves or ratifies the transaction without counting the votes of interested directors; (ii) disclosure to all shareholders entitled to vote and that they authorize, approve, or ratify the transaction or (iii) that the transaction be fair and reasonable to the corporation at the time it was authorized. Through the procedures described above, the Company believes that it is in compliance with Florida law governing conflicts of interest.


      The proposed business of the Company is not anticipated to raise potential conflicts of interest between the Company and its management upon consummation of the transaction with 301 Plaza. The Company has been formed for the purpose of locating suitable business opportunities in which to participate. Upon consummation of the Proposed Transaction, Mr. Paul W. Levine will devote substantially all of his time to the Company, during the initial phases of its operations; however, Mr. Todd E. Levine and Mr. John E. Byler will ^devote only a portion of their respective available business time to the Company, and will engage in various other business activities. Accordingly, the only conflict of interest anticipated by the Company are the demands on Mr. Todd Levine and Mr. Byler from other business interests. See "Management."

      Additionally, the Company does not intend to acquire any additional businesses from affiliates or related parties, which includes family members, nor does the Company intend to use any affiliates or related parties to provide essential services for any aspect of the Proposed Transaction or any further businesses to be acquired. Nonetheless, to the extent that any transactions with affiliates or related parties should arise, the provisions described above in connection with conflicts of interests or otherwise in the Prospectus (with regard to 419 transactions) would govern. Nonetheless, subject to those provisions, neither the Company's Articles of Incorporation or Bylaws prevent the Company from entering into affiliated or related transactions.

      13. DIVIDENDS ON COMMON STOCK. The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company, and that cash dividends will not be paid to common stockholders.


      14. DEPENDENCE ON KEY PERSONNEL. Assuming consummation of the Proposed Transaction, the success of the Company will be highly dependent upon the services of Mr. Paul W. Levine, who will be appointed the Company's Chief Executive Officer, ^and Chairman, and Mr. John Byler, who will be appointed as the Company's President and Chief Operating Officer. Although the Company intends to enter into an employment agreements with Messrs. Levine and Byler, following consummation of the Proposed Transaction, ^the loss of either of their services could have a material adverse effect on the business of the Company. The Company ^will evaluate whether to acquire key man life insurance on the lives of these executives following the acquisition of 301 Plaza.There can be no assurances that the Company will be able to replace either of these key executives in the event their services were to become unavailable. ^ See "Management."

      15. CONTROL BY MANAGEMENT. Prior to the consummation of the Proposed Transaction, Mr. Todd Levine has the right to vote approximately 97.9% of the Company's issued and outstanding shares of Common Stock, and subsequent to the Proposed Transaction, management will, in the aggregate, have the right to vote the same 97.9% of the Company's issued and outstanding shares of Common Stock. Mr. Todd Levine, however, will not have a right to vote on the Proposed Transaction inasmuch as his shares of Common Stock will not be calculated in determining whether the requisite percentage has been voted in favor thereof. Subject to the requirements of Rule 419 and the conditions discussed in this Post-Effective Amendment, management will possess, in the aggregate, the ability to control all of the Company's policies by reason of such substantial stock ownership and voting rights. See "Principal Shareholders." ^

      16. USE OF PREFERRED STOCK TO RESIST TAKEOVERS; POTENTIAL ADDITIONAL DILUTION. The Company's Articles of Incorporation authorizes 20,000,000 shares of Preferred Stock, none of which are presently issued and outstanding. As provided in the Company's Articles of Incorporation, Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuance of the Preferred Stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such Preferred Stock in its capitalization in order to enhance its financial flexibility, such Preferred Stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to existing holders of Common Stock of the Company. See "Description of Securities."

      17. LACK OF TRADING MARKET FOR THE COMPANY'S SECURITIES. The Company's Common Stock is currently not traded on any exchange and there can be no assurances that a trading market for its Common Stock will develop or be sustained if developed. Furthermore, the Shares are currently not eligible for listing on the Automated Quotation System of the National Association of Securities Dealers ("Nasdaq") and, therefore, the Company has not and does not presently intend to make application to have the Shares qualified for inclusion on Nasdaq until it meets Nasdaq's eligibility requirements. The Company's potential inability to widely distribute the Shares offered hereby may reduce the "public float" and trading market and thus, potentially, inhibit the ability of any public shareholder to trade in the secondary market.


      18. BROKER-DEALER SALES OF SHARES. The Company's Common Stock is not presently included for trading on the NASDAQ System, and there can be no assurances that the Company will ultimately qualify for inclusion within that system. In order for an issuer to be included in the NASDAQ System, it is required to have total assets of at least $4,000,000, capital and surplus of at least $2,000,000, a minimum price per share of not less than $3.00, have publicly-held shares with a market value of at least $50,000 as well as certain other criteria. Proposals have been made to further strengthen the criteria for inclusion within the Nasdaq System. No assurance can be given that the Common Stock of the Company will ever qualify for inclusion on the NASDAQ System. Until the Company's shares qualify for inclusion in the NASDAQ system, the Company's securities will be traded in the over-the-counter markets through the "pink sheets" or on the OTC Bulletin Board. As a result the Company's Common Stock may be covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may also affect the ability of shareholders to sell their shares in the secondary market.

                                 CAPITALIZATION


      The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to give effect to the consummation of the 301 Plaza proposed transaction.

                                                        As of
                                                   June 30, 1997     As Adjusted
                                                   -------------     -----------

Long Term Debt                                        $  -0-             $  -0-

Shareholders Equity:

     Preferred  Stock, $.001 par value,
     20,000,000 shares authorized; none issued          -0-                 -0-

     Common Stock, $.001 par value,  authorized
     100,000,000  shares;  presently  issued and
     outstanding 10,000,000 shares, and 10,000,000
     shares outstanding after consummation of
     proposed transaction                              10,000             10,000

Additional Paid-in Capital                             96,900            415,798

Deficit Accumulated during
     Development Stage                                (25,115)          (25,115)

     Total Shareholders' Equity                        81,785            400,683
                                                       ------            -------

     Total Capitalization                              81,785            400,683
                                                       ======            =======

                                 USE OF PROCEEDS

      The Company received gross proceeds of $100,000 from its Blank Check Offering of March 14, 1996. The Company has deposited the gross proceeds ^with Boca Raton National Bank, as Escrow Agent for the Company, pursuant to the requirements of Rule 419. Although the offering expenses for the Registration Statement were approximately $4,000 (for legal, accounting, printing, escrow, stock transfer fees, and other miscellaneous expenses), resulting in net proceeds to the Company of $96,000, Mr. Levine advanced these expenses and will be reimbursed for them upon the earlier of (i) the closing of a Business Combination or (ii) liquidation of the Company. Giving effect to the consummation of the Proposed Transaction, the Company currently has approximately $104,000 of working capital available for operations and other business endeavors, including the consummation of the Proposed Transaction. The Company ^may use the aforementioned proceeds as part of approximately ^$3,000,000 ^necessary to develop, construct, and commence marketing and operating the Plaza. Mr. Paul Levine and Mr. John Byler, and 301 Plaza, have already received a loan commitment from a bank, of which Mr. Byler is a director, for funding of $2,800,000, which amount could likely be increased to in excess of $3,000,000 if required. Of these additional funds, approximately $1.8 million will be allocated to the construction of the Plaza, $250,000 will be allocated to marketing and discounts, ^$350,000 will be allocated to the initial inventory (including fuel, and inventory for the convenience store and restaurant), with ^the balance for working capital. ^Until such time as the Proposed Transaction is consummated, the costs and expenses incurred in connection with the carrying costs of the Plaza are being defrayed by the sole stockholders of 301 Plaza, Inc., Mr. Paul Levine and Mr. John Byler. ^See ^"Management's Discussion and Analysis or Plan of Operation" ^and "The Company and the Proposed Business".

      ^The Deposited Funds are being invested in an interest bearing money market fund. All interest earned on the Deposited Funds are being held in the Escrow Account until such time as the Escrow Funds are released, in accordance with Rule 419.



             MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

      The following discussion should be read in conjunction with the audited financial statements of the Company and 301 Plaza and the notes thereto appearing elsewhere in this Prospectus.


      The Company was organized on October 14, 1994 to seek and effect a merger, acquire the assets of the capital stock of existing businesses or other similar business combination. The Company is a development stage company and has not begin to operate. On March 14, 1996, an offering commenced of 100,000 shares of Common Stock at a purchase price of $1.00 per share. All of the Common Stock offered by the Company was sold, and the gross offering proceeds to the Company of $100,000 along with the Common Stock issued to investors were deposited in an escrow account in compliance with Rule 419 under the Act. While held in the escrow account, the Common Stock may not be traded or transferred, and no proceeds included in the escrow account have been withdrawn by the Company. In the event a Business Combination is not approved by 90% in interest of the investors by September 14, 1997, the Company will be required to return all funds to such investors.

      On July 10, 1996, the Company entered into a Stock Purchase and Exchange Agreement which was amended on July 20, 1997 for the acquisition of 301 Plaza, Inc., ^a Delaware corporation, whose sole asset is ten acres of real estate located in Middletown, Delaware ^. Pursuant to the terms of the Agreement, the Company will acquire 100% of the outstanding capital stock of 301 Plaza and in exchange therefor, Mr. Todd E. Levine will transfer 4,500,000 shares of Common Stock of the Company owned by him to each of Mr. Paul W. Levine and John E. Byler, who are the sole stockholders of 301 Plaza. Paul W. Levine, is the father of Todd Levine, the Company's principal shareholder and sole officer and director. The closing for the Proposed Transaction will occur as soon as practicable after no less than 90% in interest of the investors in the Blank

Check Offering reconfirm their investment in the Company and approve the Proposed Transaction. Upon the closing of the Proposed Transaction, 301 Plaza will become a wholly owned subsidiary of the Company. See "The ^Proposed Transaction with 301 Plaza."

      301 Plaza was organized in February 1996. On July 9, 1996, 301 Plaza acquired ten acres of real estate free and clear of all liens or encumbrances. 301 Plaza's strategy will be to create an efficient, clean, and accessible travel plaza ^that will appeal to long-distance truckers, travelers, as well as to local residents. The Plaza will be designed as a top-of-the-line, well managed facility that will include a quality restaurant and other services designed to provide the driver with a comfortable stay. 301 Plaza has designed its multi-service facilities to attract drivers whether or not they are stopping for fuel.

      301 Plaza will develop approximately five of the ten acres of the Property for the Plaza. The building to be located at the Plaza will consist of approximately 7,000 square feet. Included at the Plaza will be a complex which will include a restaurant/convenience store, a diesel and gasoline fuel plaza and parking for automobiles and trucks. The remaining five acres will be held for future expansion. 301 Plaza has received all construction permits required to undertake construction, and a loan commitment of $2,800,000 has been received from Unitas Bank, which are expected to represent all of the required external financing necessary to complete construction of the Plaza, Management of 301 Plaza expects construction to be completed in November 1997.

      The building to be located at the Plaza ^will include an anchor restaurant with service for approximately 100 patrons. The restaurant will be divided into two areas: one geared for truckers and one for car customers. The convenience store will have fast-food express service areas for a customer who is in a hurry and does not want waitress service. The Company will evaluate in the proximate future affiliation with a national restaurant chains as well as a petroleum distribution arrangement with one of the major oil companies.

      Messrs. Paul W. Levine and John E. Byler and 301 Plaza received a loan commitment from Unitas Bank, Chambersburg, Pennsylvania on July 20, 1997 for a commercial loan to finance the costs of construction of the Plaza. Under the terms of the loan commitment, Messrs. Levine and Byler or any affiliated entity will receive loan amounts for the costs of constructing and developing the travel center of $2,785,000, bearing simple interest at the rate of 8.50% and repriceable at national prime at 36-month intervals over a 15-year term. Monthly payments of interests only are due on any principal advances during the initial six month construction period. Thereafter, monthly payments of principal and interest, based on a 180-month repayment schedule, will begin February 1, 1998 in the amount of $27,425. The loan will be secured by a first mortgage on the 301 Plaza project as well as by assignment of any rents received during the term of the loan. The loan is to be guaranteed by Mr. Paul Levine and Mr. John Byler and, while the loan may not be assumed by any subsequent owner of 301 Plaza, the Company will fulfill the financial obligations under the loan once the acquisition of 301 Plaza is completed. In addition to extending their personal guarantees for the loan from Unitas Bank, Messrs. Levine and Byler have also personally guaranteed all obligations to suppliers during the course of construction.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On February 19, 1997, Angel E. Lana, P.A., was replaced by Fiske & Company as the Company's independent auditors. Angel E. Lana P.A.'s report of audit since inception of the Company did not contain any adverse opinion, any disclaimer of opinion, nor has any opinion been qualified as to uncertainty, audit scope or accounting principles.

      During the Company's two most recent fiscal years and subsequent interim periods preceding the change in independent auditors, there were not any disagreements with Angel E. Lana, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.


                     THE COMPANY AND THE PROPOSED BUSINESS

GENERAL


      IMV Lease/Capital, Inc. ^is a Florida corporation, organized on October 14, 1994, to seek and effect a merger, acquire the assets or the capital stock of existing businesses or other similar business combination. ^The Company is a development stage company and has not begun to operate.

      301 Plaza, Inc. ("301 Plaza") is a Delaware corporation, organized on February 20, 1996 to acquire 10 acres of property (the "Property") in Middletown, Delaware. ^A principal stockholder, director and officer of 301 Plaza is Paul Levine, the father of Todd Levine, currently the Company's principal shareholder, and its sole officer and director.

      The office address of IMV and 301 Plaza is 19727 Oakbrook Circle, Boca Raton, Florida 33434. Their telephone number is (561) 483-9940. Their fiscal year end is December 31.


BACKGROUND

      On March 14, 1996, an offering (the "Blank Check Offering") commenced of 100,000 shares of Common Stock at a purchase price of $1.00 per Share through the Company's sole director and executive officer, Mr. Todd E. Levine. No commissions or underwriting fees were paid in connection with the Blank Check Offering which is subject to Rule 419 of the Securities Act of 1933, as amended (the "Act").

      All of the Common Stock offered by the Company was sold pursuant to the Company's prospectus. The gross offering proceeds to the Company were $100,000 and all proceeds, along with the Common Stock issued to investors in the Blank

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



Check Offering were deposited in an escrow account ^with Boca Raton First National Bank (the "Escrow Agent") which is being held for the sole benefit of the purchasers of the Common Stock pursuant to the Blank Check Offering. Mr. Levine has advanced all of the expenses of this Blank Check Offering and will not be reimbursed for any of such expenses whether or not a Business Combination is ultimately consummated.^ The Deposited Funds and the Deposited Securities may not be released until an acquisition meeting certain specified criteria has been made and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419 and promulgated by the
Company. No funds have been released or will be released pending the consummation of the Business Combination.


COMPLIANCE WITH RULE 419

      Rule 419 requires that before the Deposited Funds and the Deposited Securities can be released, the Company must first execute an agreement to acquire an acquisition candidate meeting certain specified criteria. The agreement must provide for the acquisition of a business or assets for which the fair value of the business represents at least 80% of the maximum offering proceeds received in this Blank Check Offering. On that basis, the fair value of the business or assets to be acquired must be at least $80,000. Once the acquisition agreement meeting the above criteria has been executed and stockholders representing 80% of the maximum proceeds received in the Blank
Check Offering elect to reconfirm their investment, the Company must successfully complete the mandated reconfirmation offering, as discussed below, and consummate the acquisition.


      The Company's Registration Statement provided that the Company will not acquire or merge with a business or a company in which Mr. Todd E. Levine, the Company's sole officer and director is affiliated (or any affiliates or associates of Mr. Levine), directly or indirectly, have an ownership interest. The Company does not believe Mr. Paul Levine, the father of Todd Levine and also a principal stockholder, officer and director of 301 Plaza, the acquisition candidate, to be an affiliate of the Company since neither Paul Levine nor Todd Levine directly, or indirectly through one or more of their respective intermediaries, controls, or is controlled by, or is under common control with one another. It may be contended, however, that Paul Levine is an affiliate because (1) of the father/son relationship between Paul Levine and Todd Levine and (2) 301 Plaza, ^is owned in part by Paul Levine at the time of the Proposed Transaction. ^Thus, the Company believes that to furthers safeguard the interest of the investors in the Blank Check Offering, it has implemented the following approval process: (i) The approval of the shareholders will be obtained, even if not required under Florida law or under Rule 419; and (ii) Under the terms of the Registration Statement and Rule 419, 80% of the capital interest represented by receipt of the maximum proceeds is required to confirm the investors' investment and approve any acquisition; however, for purposes of undertaking the proposed transaction with 301 Plaza, the Company has increased this percentage to 90%;


      Pursuant to Rule 419, to the extent that any shareholder does not elect to remain a shareholder as described herein and in the Reconfirmation Offer which is attached to this Prospectus as Exhibit A, the Company shall return the entire

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


portion of that shareholder's Deposited Funds. Unless 90% in interest of the investors elect to remain shareholders of the Company, all shareholders will be entitled to the return of their portion of the Deposited Funds (and any interest earned thereon) in the event that the Company elects to consummate the proposed transaction. Additionally, Todd Levine has agreed to absorb all expenses for those shareholders who do not elect to remain shareholders so that any investor who does not elect to reconfirm their investment will be entitled to the return of their entire investment in the Blank Check Offering (plus any accrued interest). Furthermore, in the event an acquisition is not consummated within 18 months of the effective date of the Registration Statement which became effective on March 14, 1996 (which termination date would be September 14, 1997), the Deposited Funds will be returned to all investors. See "Prospectus Summary - Investors Rights to Reconfirm Investments Under Rule 419," "Use of Proceeds," and "Plan of Distribution."


      Based upon these modified conditions, 90% in interest of the investors in the Blank Check Offering will be required to approve the Proposed Transaction with 301 Plaza described below, even though approval of shareholders may not be required pursuant to Florida law or Rule 419. Additionally, the 1997 tax assessed value of the real estate owned by 301 Plaza, which currently is free and clear of any liens or encumbrances, is $281,200. Moreover, no additional shares of Common Stock of the Company will be issued as part of the transaction which would affect the capital interests of the investors in the Blank Check Offering inasmuch as Todd Levine will transfer 9,000,000 shares of his Common Stock to the stockholders of 301 Plaza to complete the Proposed Transaction.. ^See "Proposed Transaction," "Principal Shareholders" and "Related Transactions."


RECONFIRMATION OFFERING

      Within five business days after the effective date of the Company's Post-Effective Amendment of which this Prospectus is a part, the Company will commence a reconfirmation offer. See Exhibit A to this Prospectus - "Reconfirmation Offer". The terms of the reconfirmation offer will include the following conditions: (i) the prospectus contained in this Post-Effective Amendment will be sent to each investor whose securities are held in the escrow account within five business days after the effective date of the Post-Effective Amendment; (ii) each investor will have no fewer than 20 and no more than 45 business days from the effective date of the Post-Effective Amendment to notify the Company in writing that the investor elects to remain an investor; (iii) if the Company does not receive written notification from any investor within 45 business days following the effective date, the pro-rata portion of the Deposited Funds and any related interest or dividends held in the escrow account on such investor's behalf will be returned to the investor within five business days by first class mail or other equally prompt means, but only if the proposed transaction is consummated; (iv) the acquisition will be consummated only if a minimum number of investors representing 90% of the maximum offering proceeds received in this Blank Check Offering elect to reconfirm their investments; and
(v) if a consummated acquisition has not occurred within 18 months from March 14, 1996, the effective date of the Company's Blank Check Offering registration statement (which would be September 14, 1997), the Deposited Funds held in the escrow account will be returned to all investors on a pro-rata basis within five business days by first class mail or other equally prompt means. In addition to the documentation described above, each investor will also receive a Reconfirmation Offer and Notice in the form attached hereto as Exhibit A which will need to be read and executed by each investor (evidencing their election of whether to approve to Proposed Transaction).

THE PROPOSED TRANSACTION WITH 301 PLAZA


      Upon the closing of the Blank Check Offering which occurred in April 1996, the Company commenced evaluation of various acquisition candidates. The Company's business plan has been to seek one or more potential Business Combinations that may, in the opinion of Todd Levine, the Company's sole executive officer and director, merit the Company's involvement. The Company's principal business objective is to seek long-term growth potential in the business in which it participates rather than immediate, short-term earnings. ^The Company believes that the Proposed Transaction meets its criteria of long-term growth potential.

      On July 10, 1996, the Company entered into an acquisition agreement with 301 Plaza, a Delaware corporation organized on February 20, 1996. ^The initial acquisition agreement was subsequently amended on July 20, 1997, and in lieu of the Company issuing any of its shares of Common Stock to the stockholders of 301 Plaza, Todd E. Levine will transfer 4,500,000 shares of his Common Stock to each of Paul W. Levine and John E. Byler, and the latter will transfer to the Company all of the capital stock interest of 301 Plaza, which will become a wholly-owned subsidiary of the Company. Todd Levine will retain 790,000 shares of Common Stock of the Company and will remain as an officer and Director of the Company. The transfer of these shares to Messrs. Paul Levine and John E. Byler was based on arms-length negotiation between the parties and no additional shares of Common Stock of the Company will be issued by the Company to Messrs. Levine and Byler inasmuch as 4,500,000 shares will be transferred by Mr. Todd Levine directly to both Mr. Levine and Mr. Byler. Mr. Todd E. Levine predicated his decision to transfer 9,000,000 of his 9,790,000 shares of Common Stock of the Company based on what he perceived to be the ultimate value of the Company following the acquisition and development of 301 Plaza, that Messrs. Paul Levine and John Byler will be providing substantial services to the Company during the development of 301 Plaza with only limited compensation and that Messrs. Levine and Byler have provided personal guarantees to Unitas Bank and to various other suppliers which will exceed $3 million in order that 301 Plaza may be completed.

      301 Plaza currently owns ten acres of real estate free and clear of any liens or encumbrances, located in Middletown, Delaware, ^which is zoned for commercial purposes consistent with the Company's intended use thereof. The Proposed Transaction will close at such time as no less than 90% in interest of the investors in the Blank Check Offering (i) reconfirm their investment in the Company and (ii) approve the Proposed Transaction. Upon consummation of the Proposed Transaction, 301 Plaza will become a wholly-owned subsidiary of the Company.

      A principal stockholder, director and executive officer of 301 Plaza is Paul W. Levine, the father of Todd E. Levine, the Company's majority shareholder, director and executive officer. Mr. Paul Levine and Mr. John Byler, who is unrelated to either Todd Levine or Paul Levine, each own 50% of the capital stock of 301 Plaza. Upon consummation of the Proposed Transaction, Mr. Paul Levine will be named the Chief Executive Officer and Chairman of the Board of the Company, replacing his son, Todd E. Levine. ^Todd Levine will continue to serve as the Company's treasurer and secretary and a Director of the Company. Mr. John Byler is expected to serve as President, Chief Operating Officer and as a Director of the Company. See "Management."

      301 Plaza intends to construct, own, manage and operate a travel plaza facility ^on the Property that will be opened 24 hours a day, 7 days a week. The Property consists of 10 acres of real estate. ^The hard costs of construction of the Plaza, apart from other start-up expenses, is expected to be approximately $2 million. The construction and development will take place on five of the ten acres. The five acres not being developed will be used for additional parking. No affiliates will be used to provide essential services for any aspect of the construction or the operation of the establishment. Construction is expected to be completed in November 1997, and total costs expected to be incurred to make the Plaza operational will be approximately $3 million.


THE TRUCKSTOP INDUSTRY

      The U.S. truckstop industry is a large, highly fragmented business that has evolved dramatically over the last 16 years. In the early 1980s, independent owner's operators dominated the trucking industry and approximately 70% of all trucks in operation in 1981 were classified as independent owner/operated vehicles. The importance of independents has declined dramatically since that time and it is estimated that they current account for less than 25% of all trucks in operation. The rapid increase in the percentage of company drivers on the nation's highways has helped to stimulate the growth of national truck fuel center chains because of the services that nationwide truck centers can provide to fleet operators. Such benefits include centrally negotiated fuel prices, which offer discounts substantially below pump prices, and centralized billing services which enable fleet operators to better monitor and control costs. It is now a common industry-wide practice for national fleets to have negotiated fuel contracts with national truck center chains. Taken together, these contracts are often responsible for approximately half the truck center chains' nationwide diesel fuel sales.

      The national chains attempt to create a network of truck stops spaced along major interstate highways approximately 150 to 250 miles apart so that drivers can stop every three to five hours to eat and refuel their rigs. Locations where two interstate highways intersect are highly favored along with sites which help to fill in missing links in a company's nationwide network of centers. It is a common misconception outside the industry that travel centers cannot be located where competing facilities exist; there are apparently elements of synergy between competing units similar to fast food franchises and gasoline stations that allow competing travel centers to succeed in the same location. This typically occurs in locations at or near the intersection of two major interstate highways where traffic levels are such that there is greater demand for travel services.

      The industry is currently dominated by Unocal, Truckstops of America, and Marathon who are the only companies who have enough units to form a truly national chain. Typically, however, truck stops/travel centers compete on a regional, as opposed to a local basis. Long distance trucks carry 250 to 300 gallons of fuel and can travel in excess of 1,200 miles between refueling stops if they so desire. However, the driver must stop every five to six hours in order to eat and rest. Therefore, truck divers have a multitude of options available when selecting a location to stop and refuel.

THE PROPERTY AND PLAZA

      301 Plaza intends to construct, own, manage and operate a new travel plaza facility (the "Plaza") in Middletown, Delaware on the Property. 301 Plaza will initially develop approximately five of the ten acres of the Property for the Plaza. Included at the Plaza will be a complex which will include a restaurant/convenience store, a diesel and gasoline fuel plaza and parking for automobiles and trucks. The remaining five acres will be held for future expansion.


      The building to be located at the Plaza is estimated to consist of approximately 7,000 square feet. Following completion of the Proposed Transaction with 301 Plaza, the Company will likely enter into an affiliation with and become a distributor for one of the major oil companies. Mr. John Byler, through his affiliated companies, has been a distributor for Texaco, Exxon, Amoco and Shell oil companies for in excess of 20 years and believes that 301 Plaza will be able to establish a distribution arrangement with one of the major oil companies prior to commencement of operations. The foregoing notwithstanding, there can be no assurances that 301 Plaza will be able to enter into a distribution affiliation with one of the major oil distribution companies. ^

      301 Plaza may also seek affiliation with one of the national restaurant franchises also based on Mr. Byler's relationships in the industry. The anchor restaurant at the Plaza is expected to have seating capacity for approximately 100 patrons. The restaurant will be divided into two areas: one geared for truckers and one for car customers. ^The convenience store will have fast-food express service areas for a customer who is in a hurry and does not want waitress service.

      It is  anticipated  that the  following  services will be available at the
Plaza: full service restaurant; telephone room with all modern conveniences, including copy center and fax machines; gift store in convenience area; gasoline Plaza with four dispensers (eight hoses) connected to two storage tanks having capacities of 10,000 or 12,000 gallons each; diesel plaza with five satellite pumps connected to two underground storage tanks, each with a capacity of 12,000 gallons; separate entrance for cars and trucks; and open 7 days a week, 24 hours a day, 365 days a year.

      The gas/diesel islands are to be completely self-service islands and it is estimated that there will be parking for approximately 100 trucks. There will be a central cashier's facility. The layout will allow easy access from the highway with all trucks approaching the pumps from the same direction. Each pump to be used by trucks will have a satellite for simultaneous fueling of a truck's two tanks. The pumps will be computer-driven, high-speed units that can pump up to 40 gallons per minute. All the Company's diesel fuel will contain an exclusive additive formulated to reduce engine wear. The cashier's building will provide for efficient transaction processing by utilizing integrated, computer-driven cash registers in conjunction with an organized data collection system. ^


The Company has  received  all  required  construction  permits  from  Newcastle
County, Delaware (i.e., roadway, pump and tank, roadway and main building) necessary to undertake construction, and at such time as the construction of the Plaza has been completed, a "Certificate of Occupancy" (CO) from Newcastle County building inspectors will be required. Once construction has been completed, the Company will notify the County of Newcastle which will inspect the construction of the Plaza and, if approved, will issue the CO. The Company has been advised by Newcastle County that it typically will take 7-14 days for an inspection to occur and for a CO to be secured in order for the Company to commence its operations. Management of 301 Plaza estimates that construction would be completed by early November 1997 and operations of the Plaza should be commenced prior to the end of 1997.

      Messrs. Paul W. Levine, John E. Byler and 301 Plaza received a loan commitment from Unitas Bank, Chambersburg, Pennsylvania on July 20, 1997 for a commercial loan to finance the costs of construction of the Plaza. Mr. Byler is a director of Unitas Bank. Under the terms of the loan commitment, Messrs. Levine and Byler or an affiliated entity will receive loan amounts for the hard costs of constructing the travel center of $2,785,000, bearing simple interest at the rate of 8.50% repriceable at national prime at 36-month intervals. Monthly payments of interests only are due on any principal advances during the initial six month construction period. Thereafter, monthly payments of principal and interest, based on a 180- month repayment schedule, will begin February 1, 1998 in the amount of $27,425. Three years from the date of the loan, the interest will be set at the then current national prime rate as listed in the Mid-Western edition of The Wall Street Journal. The borrowers have the right without payment of penalty, to repay the entire balance of this Note at any time or to make partial payments of principal from time to time. The loan will be secured by a first mortgage on the 301 Plaza project as well as by assignment of any rents received during the term of the loan. The loan has been guaranteed by Mr. Paul Levine and Mr. John Byler and, while the loan may not be assumed by any subsequent owner of 301 Plaza, the Company will assume the financial obligations under the loan once the acquisition of 301 Plaza is completed. In addition to extending their personal guarantees for the loan from Unitas Bank, Messrs.
Levine and Byler have also personally guaranteed all obligations to suppliers during the course of construction.

      The 301 Plaza property has a tax assessed] value of $281,200, based upon the 1997 New Castle County, Delaware tax assessment. At June 30, 1997, the cost of the real estate comprising 301 Plaza was $324,281, which costs consisted of mortgage acquired ($192,000), mortgages contributed ($87,512), legal costs ($6,574), development costs ($22,924), real estate taxes ($13,055) and other costs ($2,216). See "Financial Statements." At July 15, 1997, such costs aggregated to $339,620, represented by total land costs of $298,635 and site improvement costs of $40,985.


LOCATION OF THE PLAZA

      The 301 Plaza is located on U.S. Route 301 in Middletown, Delaware. Route 301 is travelled by trucks and cars from the New Jersey Turnpike, the Pennsylvania Northeast Extension, and I-95 to points south (including Washington, D.C., Richmond, Virginia, and on to Florida). Trucks take advantage of Route 301 because of the heavy traffic on the beltways surrounding Baltimore, Maryland and Washington, D.C. Additionally truckers can save up to $10.00 on one-way tolls. Additionally, Route 301 is in the middle of the Delaware Bay and the Chesapeake Bay, and is well travelled because of the recreational areas enjoyed by vacationers and sailing enthusiasts.


      The only other major road through Delaware is Route 13 which is approximately 7 miles to the east of proposed 301 Plaza. The Plaza is centrally located within easy reach of a number of small communities with limited amenities. Middletown, Delaware is a growing community and approximately 3,600 homes are planned for the area over the next 20 years, in addition to a 300 acre golf community. Additionally, 300 apartments and 466 town houses are planned. Furthermore, the Company believes that 301 Plaza is currently the only planned restaurant that will accommodate up to 120 people. The Company believes the local population will patronize the restaurant for a number of reasons. First, the restaurant is being built to cater to both truckers and non-truckers comprised of automobile travelers and the local population. The restaurant will have separate entrances and dining areas for truckers and automobile patrons. Second, the local population will be attracted to the restaurant by the moderately priced, extensive menu and since no other restaurant in Middletown, Delaware and surrounding areas is currently open 24 hours per day, seven days per week.


      According to the most recent data available from the Delaware Department of Transportation, the average daily traffic count on Route 301, one mile north of the Maryland state line, was approximately 9,100 vehicles per 24 hour period during 1994. Of these, 31% of the highway traffic counted, or 2,821, were trucks. Of this truck traffic, 66% is four and five axle, heavy duty equipment according to these studies. An industry rule of those is that truck stopping facilities require a minimum of 3,000 to 3,500 truck trailers per 24 hour period in order to be economically viable. Since the traffic count in the vicinity of the Plaza approaches this level, the location of the Plaza appears adequate if viewed from the simple standpoint of gross vehicle traffic. There can be no assurances, however that the number of trucks traveling on Route 301 will be maintained or will grow and such lack of growth could have a material adverse effect on the Plaza.


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



MARKETING AND ADVERTISING

      The Company intends to use billboard advertising where available to market and advertise the 301 Plaza. Additionally, the Company will use print media to attract local residents.

COMPETITION

      The truck stop/travel center is highly competitive and fragmented. The Plaza will compete in a larger number of regional markets in which it offers motor fuel and ancillary products, restaurant and driver support services, and store operations. Certain of the Plaza's competitors offer diesel and gas fuel at discount prices, which will likely cause severe price competition in certain markets and from time to time certain of the Plaza's competitors may adopt pricing strategies which 301 Plaza will be unable or unwilling to match. Additionally, certain of the Company's competitors have substantially greater financial and other resources than the Company. ^

      Nearby operations are small, locally operated facilities. The three facilities are fuel stations within 35 miles of the Plaza and currently do not offer restaurant services or a convenience store. There is no assurance, however, that these facilities will not develop these services in the future, which could adversely effect the Plaza. At a regional level, there are two major full services facilities (one operated by Petro and one by Unocal), however the traffic frequenting these centers is mainly I-95 traffic and not vehicles which are intending to utilize Route 301. ^

      Additionally, the restaurant industry is highly competitive with respect to price, service, food quality and location and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company. Many present or prospective competitors are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. See "Business Competition".

ENVIRONMENTAL REGULATION

      The proposed operations of 301 Plaza and the Property are subject to extensive federal and state legislation and regulations relating to environmental matters. The Company will use underground and above ground storage tanks to store petroleum products and waste oils. Statutory and regulatory requirements for underground storage tank ("UST") systems include requirements for tank construction, integrity testing, leak detection and monitoring, over spilling and spill control, and mandate corrective action in case of a release from a UST into the environment.

      In connection with its ownership of the Property, 301 Plaza may also be subject to liability under various federal, state and local environmental laws, ordinances and regulations relating to cleanup and removal of hazardous substances. Under these laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances (which may include petroleum or petroleum products) on, under or in such property. Certain laws typically impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal. or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. 301 Plaza is not aware of petroleum or hazardous substance contamination on the Property that may give rise to such liability. There can be no assurance, however, that such contamination does not exist on the Property, particularly since it has been used in the past as a diesel truck stop, or that material liability will not be imposed in the future.

OTHER REGULATIONS

      The Company is also subject to local licensing ordinances. The issuance of permits for service station operations is generally a matter of discretion and is subject to the underlying requirement that the granting of the permit be consistent with health, safety and moral welfare of the community. Although the Company believes that because a diesel fuel stop operated on the Property previously and the Property is zoned for a plaza such as the one to be constructed by 301 Plaza, there can be no assurances that opposition will not arise that would prevent or delay the granting of such license. If such opposition were to occur, the Company would like incur substantial expenses and delay.

      The Company's restaurant operations are also subject to federal, state and location regulations concerning health standards, sanitation, fire and general safety, noncompliance with which could result in temporary or permanent curtailment or termination of the restaurant operation. In addition, difficulties in obtaining the required licensing or approvals could result in delays or cancellations in the opening of its restaurant facility.

LEGAL PROCEEDINGS

      There are no legal proceedings pending or threatened of any type or otherwise known to be contemplated to which the Company or any of its property is subject.

EMPLOYEES

      301 Plaza currently does not have any employees. Once the construction of the Plaza has been completed, 301 Plaza will hire both full-time and part-time employees at each of the facilities at the Plaza.

OFFICE FACILITIES

      301 Plaza and the Company currently maintain their executive business addresses on a rent free basis at 19727 Oakbrook Circle, Boca Raton, Florida 33434 from Todd E. Levine, the Company's sole officer and director.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

      Mr.  Todd E. Levine is  currently  the sole  officer  and  Director of the
Company. Assuming the acquisition of 301 is completed following the Reconfirmation Offering, the officers and Directors of the Company are expected to be as listed below. All officers and directors are elected annually to serve for one year or until their successors are elected and qualified.

Name                 Age       Position
----                 ---       --------

Paul W Levine        57        Chairman and Chief Executive Officer

John E. Byler        51        President, Chief Operating Officer and Director

Todd E. Levine       29        Vice President, Treasurer, Secretary and Director


      For purposes of the Blank Check Offering, Mr. Todd E. Levine has been considered to be a promoter of the Company. Mr. Levine is the Company's sole promoter.

      TODD E. LEVINE has served as the Company's President, Chief Executive Officer, Treasurer, Secretary and sole Director since August 24, 1995. In 1987 and 1988, Mr. Levine worked as a Real Estate Salesperson for John Daniels and Associates, Palm Beach Gardens, Florida and J.W. Charles and Company, Boca Raton, FL. From 1986 to 1987, he worked as an account executive for T.E.L. Financial Network, Inc., Margate, Florida, a mortgage banking company. His accomplishments included handling commercial and residential sales including government loans. Mr. Levine managed the office, and initiated correspondent relationships and secondary marketing. He also served as commercial and residential loan underwriter for the firm during 1986.

      Mr. Levine's licensure and educational background includes being a Licensed General Contractor; a Certified Residential Specialist of the
Residential Sales Council in July 1991; Graduate Realtors Institute, October 1989; Licensed Florida Real Estate Broker, February 1988; Licensed Health Insurance Agent, February 1988; Licensed Life Insurance Agent, April 1987; Licensed Florida Real Estate Salesperson, January 1987; and Licensed Florida
Mortgage   Broker,   November  1986.  His  professional   affiliations   include

Residential Sales Council, March 1991 to Present; Fort Myers Association of Realtors, August 1989 to 1992; Cape Coral Association of Realtors, July 1989 to 1992; and Boca Raton, Association of Realtors, January 1987 to February 1990.

      Mr. Levine's experience includes being owner and Senior Operations Officer of B.K.T., Inc., from 1988 to the present. B.K.T., Inc., located in Boca Raton, Florida, is a real estate investment company and insurance brokerage firm. His responsibilities include negotiating purchases of abandoned or foreclosed properties, rehabilitation, sale and leasing of such properties, and life and health insurance sales. His accomplishments include supervision of properties on both coasts of Florida, documentation review, sales contracts and mortgages and personnel recruitment.

      Mr. Levine also serves as President and owner of Sabal Lake Realty, Inc., Pompano Beach, Florida, from 1988 to the present, which is a general real estate brokerage company specializing in new home and foreclosure sales on both the East and West coasts of Florida. His accomplishments include the sale of new construction homes for Casa Development, where development homes ranged from the middle five figures to over $650,000. He also was responsible for the management of their re-sale home programs, the marketing of rentals and vacant lands sales. He hired, trained and supervised retail sales agents and office management personnel and was responsible for the day-to-day operations of three model home centers for the Company.


      Mr. Levine has not participated in any previous Blind Pool or Blank Check Offerings. Mr. Levine expects to devote approximately 20% of his available business time for the search for a suitable acquisition candidate.

      PAUL W. LEVINE has over 33 years experience in the truck stop plaza industry. Upon consummation of the Proposed Transaction with 301 Plaza, Mr. Levine will be ^elected Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Levine will continue to serve as ^an executive officer and director of 301 Plaza, Inc. and has served in those capacities since its incorporation in Delaware on February 20, 1996. Mr. Levine is expected to devote most of his normal working time to the business of the Company following the acquisition of 301 Plaza.


      From 1963 to 1970, Mr. Levine was (i) the owner of Ellis Oil Company, a truck stop operation outside Philadelphia, Pennsylvania; (ii) the owner of Paul's Truck Stop, Inc. in Palmyra, New Jersey; (iii) the owner of the Delaware Truck Center, Inc.; and (iv) a partner in the Gulf Truck Center in Delaware. Between 1977 and 1982, Mr. Levine owned two truck stops in Pennsylvania, one located in Milton, Pennsylvania, and one in Carlisle, Pennsylvania, as well as a truck stop located in Bear, Delaware. Between 1982 and the present, Mr. Levine has acted as an independent consultant to the truck plaza industry, specializing in the start-up of travel stop plazas.

      Additionally, from 1966 to 1977, Mr. Levine was the owner of Arrow Trailer Leasing, Inc., which rented office and storage trailer in Pennsylvania and New Jersey; and from 1973 to 1975, Mr. Levine was the owner and operator of yellow Cab Company of Philadelphia, Pennsylvania, Yellow Cab Company of Camden, New Jersey and Yellow Limousine Company of Philadelphia, Pennsylvania.

      From 1984 to the present, Mr. Levine has been a shareholder, officer and director of B.K.T., Inc., a real estate development and investment company located in Boca Raton, Florida, and from 1988 to the present, the sole owner and officer of industrial ground in Camden, New Jersey, which is currently being developed as a strip plaza center similar to that of 301 Plaza described herein. From 1963 to 1970 and from 1977 to 1982, Mr. Levine owned and operated various truck stop operations in the Pennsylvania, New Jersey, and Delaware areas.

      Mr. Paul W. Levine is the father of Mr. Todd E. Levine, the Company's current sole executive officer and director.


      JOHN E. BYLER has in excess of 20 years experience in the oil and gasoline distribution industry and associated convenience store industry. Upon consummation of the Proposed Transaction with 301 Plaza, Mr. Byler will be elected Chief Operating Officer and President of the Company as well as a Director of the Company. Mr. Byler will also continue to serve as an Executive Officer and Director of 301 Plaza, Inc. , to which positions he was elected in July 1997. Mr. Byler is expected to devote approximately 50% of his normal working time to the business of the Company following the acquisition of 301 Plaza.

      From 1965 to 1976, Mr. Byler was the sole owner of a proprietary general contracting firm in Smyrna, Delaware. Since 1976 through the present, Mr. Byler was the Executive Vice President, Secretary and 50% owner of Carlos R. Leffler, Inc., Richland, Pennsylvania, an oil and gas distributor for Texaco, Exxon and Amoco and a distributor of diversified products through associated mini-market. In addition, during this time, Mr. Byler was also President and a 50% owner of an affiliated company, ABE Oil Company, Richland, Pennsylvania, an oil and gas distributor for Shell Oil Company as well as a distributor of diversified products through its associated mini-market. Mr. Byler is also a Director of Unitas National Bank, Chambersburg, Pennsylvania, which bank has agreed to loan $2,785,000 for the construction of 301 Plaza as previously described.

Executive Compensation and Employment Contracts
-----------------------------------------------

                          Summary Compensation Table(1)

                                                    Annual Compensation     Long-Term Compensation
                                                    ----------------------------------------------
                                                                  Awards               Payouts
                                                          ----------------------  ----------------
                                                              Securities
                                                    Other             Under-
Name and                                           Annual  Restricted  lying             All Other
Principal                                          Compen-    Stock   Options/LTIP         Compen-
Position                Year      Salary Bonus     sation     Award(s) SARs       Payouts  sation
                                    ($)   ($)         ($)      ($)      (#)         ($)     ($)
---------------------------------------------------------------------------------------------------

Todd E. Levine          1996        $0     $0         $0       $0        0          $0      $0
President, Chief
Executive Officer,
Treasurer, Secretary
and Sole Director


(1) The Summary  Compensation  Table  reflects the  compensation  paid since August 1995, when the
    Company was incorporated in Florida.


                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                      (INDIVIDUAL GRANTS)
---------------------------------------------------------------------------------------------------
                                                    Percent of
                                   Number of        Total Options/
                                   Securities       SARs Granted
                                   Underlying       to Employees     Exercise or
                                   Options/SARs     in Fiscal        Base Price      Expiration
            Name                   Granted (#)      Year             ($/Sh)          Date
---------------------------------------------------------------------------------------------------

Todd E. Levine                         0                0               0               0
President, Chief Executive
Officer, Treasurer, Secretary
and Sole Director


                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                      OPTION/SAR VALUES
---------------------------------------------------------------------------------------------------
                                                         Number of
                                                         Securities            Value of
                                                         Underlying            Unexercised
                               Shares                    Unexercised           in-the-Money
                               Acquired                  Options/SARs          Options/SARs
                               on          Value         at FY-End (#)         at FY-End ($)
                               Exercise    Realized      Exercisable/          Exercisable/
      Name                       (#)         ($)         Unexercisable         Unexercisable
---------------------------------------------------------------------------------------------------

Todd E. Levine                   0           $0               0                    $0
President, Chief Executive
Officer, Treasurer,
Secretary and Sole Director
                                           30



            LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------------

                            Number         Performance      Estimated Future Payouts Under
                            of Shares,     or Other         Non-Stock Price-Based Plans
                            Units or       Period Until     -------------------------------
                            Other Rights   Maturation        Threshold      Target      Maximum
         Name                  (#)         or Payout         ($ or #)      ($ or #)     ($ or #)
---------------------------------------------------------------------------------------------------

Todd E. Levine                  0              0                0             0           0
President, Chief
Executive Officer,
Treasurer, Secretary
and Sole Director


      The Company has not paid any direct or indirect compensation to the current or proposed officers or directors of the Company and none will be paid from the proceeds from the Blank Check Offering. Additionally, no options or SARS have been granted to any persons since the Company's inception nor does the Company have any long range incentive plans. Following consummation of the Proposed Transaction, the Company will not pay any salary to Messrs. Paul Levine, John Byler and Todd Levine, and it is not anticipated that any salary will be paid or any employment agreement consummated until at least twelve months have elapsed, at which time compensation will be predicated on operating performance.


                              CONFLICTS OF INTEREST


      Prior to the consummation of the Proposed Transaction between the Company and 301 Plaza, there is a potential conflict of interest between the Company and 301 Plaza since the principal shareholder and sole executive officer and director of the Company is Todd E. Levine, the son of Paul W. Levine, who is a principal stockholder and an executive officer and director of 301 Plaza. Because of this potential conflict of interest, the Company has undertaken an additional measure to better ensure that the Proposed Transaction is fair and reasonable. These requirements provide for approval of investors holding 90% of the capital interest from the Blank Check Offering, (whether or not required by Rule 419 of the Act or by Florida corporate law ^and (ii) issuance of no additional shares to management that would dilute the interest of the investors in the Blank Check Offering.


      Additionally, Florida law establishes procedures to be followed to prevent a transaction from being void or voidable in the event that a conflict of interest arises. These procedures include (i) disclosure to the board of directors or board committee that authorizes, approves or ratifies the transaction without county the votes of interested directors; (ii) disclosure to all shareholders entitled to vote and that they authorize, approve, or ratify the transaction or (iii) that the transaction be fair and reasonable to the company at the time it was authorized. Through the procedures described above, the Company believes that it is in compliance with Florida law governing conflicts of interest.

      The proposed business of the Company is not anticipated to raise potential conflicts of interest between the Company and its management upon consummation of the transaction with 301 Plaza. The Company has been formed for the purpose of locating suitable business opportunities in which to participate. Upon consummation of the Proposed Transaction, Mr. Paul W. Levine will devote ^a majority of his working time to the Company. ^In addition, Mr. John Byler will ^devote approximately 50% of his available business time to the Company and Mr. Todd Levine will devote 20% of his available business time to the Company, and both of them will engage in various other business activities.

      Mr. Byler is currently a Director of Unitas Bank, which has agreed to provide a credit facility to construct 301 Plaza.



                              CERTAIN TRANSACTIONS

      Mr. Todd E. Levine acquired 9,900,000 shares of Common Stock of the Company in August 24, 1995 for a consideration of $9,900 or $.001 per share. On August 25, 1995, Mr. Levine transferred 10,000 shares of Common Stock to Mr. Michael Hanzman for no consideration. On August 29, 1995, Mr. Levine transferred 100,000 shares of Common Stock to Atlas, Pearlman, Trop & Borkson, P.A. in consideration for legal services rendered to the Company. The current breakdown of share ownership is described under "Principal Shareholders."


      On July 10, 1996, the Company and Todd E. Levine entered into a Stock Purchase and Exchange Agreement with 301 Plaza, as subsequently amended on July 20, 1997 pursuant to an Amendment dated July 20, 1997 among the Company and Todd
E. Levine and 301 Plaza, Paul W. Levine and John E. Byler. Upon closing of the Proposed Transaction, Todd E. Levine will transfer 4,500,000 shares each (a total of 9,000,000 shares of Common Stock) to Paul W. Levine and John E. Byler, and the latter will transfer to the Company all of the capital stock interest of 301 Plaza, which will become a wholly-owned subsidiary of the Company. Mr. Todd
E. Levine will retain 790,000 shares of Common Stock of the Company and will remain as an officer and Director of the Company. See prior discussion under "The Company and the Proposed Business -The Proposed Transaction with 301 Plaza," and "Principal Shareholders."

      Mr. Paul W. Levine organized 301 Plaza on February 10, 1996 in order to acquire the property that comprises 301 Plaza. On July 18, 1996, 301 Plaza acquired, through deed in lieu of foreclosure, the land facility located in Newcastle county, Delaware, and through June 30, 1997, incurred costs of $324,281 for such land and related development costs. On July 21, 1997, Mr. Levine transferred 50% of his interest in 301 Plaza to John E. Byler in consideration for a cash payment of $162,000.

                             PRINCIPAL SHAREHOLDERS


      The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock of the Company as of the date hereof, and as adjusted to reflect the Proposed Transactions contemplated hereby by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and officer and
(iii) by all officers and directors of the Company as a group. ^As of the date hereof, there were 10,000,000 shares of Common Stock outstanding, which amount will remain outstanding if the Proposed Transaction is consummated. Unless otherwise set forth below, the address of each of the shareholders described below is 19727 Oakbrook Circle, Boca Raton, Florida 33434.

                          # of Shares of                  # of Shares of
                          Common Stock    Percentage      Common Stock      Percentage
                          Beneficially    of Company      Beneficially      of Company
Name and Address          Owned Before    Owned Before    Owned After       Owned After
of Beneficial             Proposed        Proposed        Proposed          Proposed
Owner                     Transaction     Transaction     Transaction       Transaction
--------------------      -----------     -----------     -----------       -----------
Todd E. Levine(1)          9,790,000          97.9%          790,000            7.9%

Mr. Paul W. Levine(2)            -0-            -0-        4,500,000             45%

John E. Byler(3)                 -0-            -0-        4,500,000             45%

All Executive Officers and
Directors as a Group
(1 Person/3 Persons)(2)    9,790,000          97.9%        9,790,000           97.9%

Blank Check Offering
Shareholders                 100,000             1%          100,000            -0-%
_____________________________


      (1)   Mr. Todd E. Levine is the sole executive  officer and director prior to the
            Proposed Transaction and will serve as Vice President, Secretary, Treasurer and a Director following the acquisition of 301 Plaza.

      (2)   Mr.  Levine  is  expected  to serve as  Chairman  of the  Board  and  Chief
            Executive Officer following the acquisition of 301 Plaza.

      (3)   Address is 2830 Kissel Hill Road, Lancaster,  Pennsylvania 17601. Mr. Byler
            is expected to serve as President,  Chief Operating  Officer and a Director following the acquisition of 301 Plaza.

                            DESCRIPTION OF SECURITIES

Common Stock
------------


      The Company has 100,000,000 shares of authorized Common Stock $.001 par value per share. As of the date of this ^Prospectus and upon completion of the Proposed Transaction, there will be 10,000,000 shares issued and outstanding. ^


      Each shareholder is entitled to one vote for each share of Common Stock owned of record. The holders of shares do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors, and in such event the holders of the remaining shares will be unable to elect any of the Company's directors. Action can be taken without a meeting if a written consent setting forth the action taken is signed by holders of not less than the minimum number of shares necessary to authorize the action at a meeting if all shares entitled to vote were present and voted. If the consent of all shares entitled to vote is not obtained within 10 days of obtaining the consent by a sufficient number of shares to approve the vote, subsequent notice must be given to holders who did not so consent.

      Holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Upon the liquidation, dissolution, or winding up of the Company, the assets legally available for distribution to the shareholders will be distributable ratably among the holders of the shares outstanding at the time. Holders of the shares of Common Stock have no preemptive, conversion, or subscription rights, and shares are not subject to redemption. All outstanding shares of Common Stock are, and the shares being offered hereby will be, fully paid and nonassessable. As to the Company's dividend policy, see "Risk Factors -- No Dividends Anticipated."

Preferred Stock
---------------

      The Company is authorized to issue 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. No shares of the Company's Preferred Stock are outstanding as of the date of this Prospectus, but any future issuances of Preferred Stock could dilute the voting rights and economic interests of holders of shares of the Company's Common Stock.

Over-the-Counter Market
-----------------------

      The Company's Common Stock is currently not traded on any exchange and there can be no assurances that a trading market for its Common Stock will develop or be sustained if developed.

Transfer Agent
--------------

      The Transfer Agent for the Common Stock of the Company is expected to be Florida Atlantic Stock Transfer, Inc., 5701 Pine Island Road, Tamarac, Florida 33321.


                           CERTAIN MARKET INFORMATION


      Upon consummation of the Proposed Transaction, 10,000,000 shares of the Company's Common Stock will be outstanding, ^of which 9,900,000 shares will be "restricted securities," as such term is defined under the Securities Act of 1933.

      In general, Rule 144 (as presently in effect), promulgated under the Act, permits a shareholder of the Company who has beneficially owned restricted shares of Common Stock for at least one year to sell without registration, within any three-month period, such number of shares not exceeding the greater of 1% of the then outstanding shares of Common Stock or, ^the average weekly trading volume over a defined period of time, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of Common Stock are held for at least two years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three-month period prior to resale), such restricted shares can be sold without any volume limitation. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Company's Common Stock.

      Subject to the limitations described above, ^10,000 shares of Common Stock held by Mr. Michael Hanzman will be available to be sold without registration and without compliance with the procedural conditions under Rule 144 on August 25, 1997, and ^100,000 shares of Common Stock held by Atlas, Pearlman, Trop & Borkson, P.A. will be available to be sold without registration on August 29, 1997 and without compliance with the procedural conditions under Rule 144. Because Mr. Todd E. Levine will be deemed to be an affiliate of the Company (assuming the Proposed Transaction is consummated), subject to the limitations described above (including those related to affiliates of the Company), ^up to 100,000 shares of Common Stock will be available to be sold by Mr. Todd E. Levine ^without registration on August 24, 1997, but subject to normal procedural restrictions under Rule 144.^


                                  LEGAL MATTERS

      The validity of the issuance of the Shares of Common Stock offered under this Prospectus is being passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson, P.A. owns 100,000 shares of the Company's Common Stock.

                                     EXPERTS


      The financial statements of the Company included in this Prospectus and Registration Statement have been audited by Fiske & Company, independent certified public accountants, for the periods indicated in their report thereon which appears elsewhere herein and in the Registration Statement. The financial statements audited by Fiske & Company, have been included in reliance on the report of such firm given on its authority as ^experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company has filed ^a Registration Statement on Form SB-2, as amended, under the Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. 450 Fifth Street, N.W., Washington, D.C. 20549, as well as from the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                              Financial Statements
                       December 31, 1996 and June 30, 1997

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)








                                      INDEX



Independent Auditor's Report                                                 1

Balance Sheet                                                                2

Statement of Operations                                                      3

Statement of Changes in Shareholders' Equity                                 4

Statement of Cash Flows                                                      5

Notes to Financial Statements                                               6-7

FISKE & COMPANY



Board of Directors
IMV Lease/Capital, Inc.
Boca Raton, Florida


                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

We have audited the accompanying balance sheets of IMV Lease/Capital, Inc. (A Development Stage Company) as of June 30, 1997 and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1997, the year ended December 31, 1996, and from October 14, 1994 (date of inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMV Lease/Capital, Inc. (A Development Stage Company) as of June 30, 1997 and December 31, 1996, and the results of its operations, changes in its stockholders' equity and its cash flows for the six months ended June 30, 1997, the year ended December 31, 1996 and the period from October 14, 1994 (date of inception) to June 30, 1997, in conformity with generally accepted accounting principles.


/s/ Fiske & Company

Hollywood, Florida
July 15, 1997

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                                  Balance Sheet


                                                         June 30,   December 31,
                                                           1997         1996
                                                           ----         ----


                                     Assets
                                     ------


Current Assets:
  Cash                                                   $   4,387    $   3,011
  Cash - restricted                                        100,000      100,000
                                                         ---------    ---------
     Total assets                                        $ 104,387    $ 103,011
                                                         =========    =========



                      Liabilities and Stockholders' Equity
                      ------------------------------------

Current Liabilities:
  Accounts payable                                       $  20,563    $  20,563
  Payable to stockholder                                     2,039        2,019
                                                         ---------    ---------
     Total current liabilities                              22,602       22,582
                                                         ---------    ---------


Stockholders' Equity:
  Common stock, $.001 par value -
     100,000,000 shares authorized, 10,000,000
     shares issued and outstanding                          10,000       10,000
  Preferred stock, $.001 par value -
     20,000,000 shares authorized, no shares issued
     and outstanding                                          --           --
  Additional paid-in capital                                96,900       96,900
  Deficit accumulated during the development stage         (25,115)     (26,471)
                                                         ---------    ---------
     Total stockholders' equity                             81,785       80,429
                                                         ---------    ---------


     Total liabilities and stockholders' equity          $ 104,387    $ 103,011
                                                         =========    =========







                 See accompanying notes to financial statements

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                         Period from
                                  For the Six        For the Year      October 14, 1994
                                 Months Ended     Ended December 31,  (Date of Inception)
                                 June 30, 1997           1996          to June 30, 1997
                                 -------------           ----          ----------------

Revenues
  Interest income                     $  1,521          $  2,895           $  4,482



Expenses
  General and administrative               165            29,042             29,597
                                      --------          --------           --------



Net income (loss)                     $  1,356          $(26,147)          $(25,115)
                                      ========          ========           ========



Net income (loss) per share           $ 0.0001          $(0.0026)
                                      ========          ========






























                  See accompanying notes to financial statements

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity

                                                                                                Deficit
                                                                                              Accumulated
                                                                                  Additional   During the
                                                         Common       Preferred    Paid-in     Development
                                                         Stock          Stock      Capital       Stage        Total
                                                --------------------    -----      -------       -----        -----

                                                  Shares     Amount
                                                  ------     ------

Balance, December 31, 1995                      9,900,000   $ 9,900    $   --      $  --        $   (324)    $  9,576


Issuance of Common Stock - Public Offering        100,000       100        --       96,900          --         97,000
   March 14, 1996 (net of $3,000 in related
   costs)

Net Loss                                             --        --          --         --         (26,147)     (26,147)
                                               ----------   -------    --------    -------      --------     --------



Balance, December 31, 1996                     10,000,000    10,000        --       96,900       (26,471)      80,429

Net Income                                           --        --          --         --           1,356        1,356

                                               ----------   -------    --------    -------      --------     --------
Balance, June 30, 1997                         10,000,000   $10,000    $   --      $96,900      $(25,115)    $ 81,785
                                               ==========   =======    ========    =======      ========     ========


































                                  See accompanying notes to financial statements

                                    IMV LEASE/CAPITAL, INC.
                                 (A Development Stage Company)
                                    Statement of Cash Flows


                                                                                           Period From
                                                      For the Six      For the Year      October 14, 1994
                                                      Months Ended  Ended December 31, (Date of Inception)
                                                     June 30, 1997        1996          to June 30, 1997
                                                     -------------        ----          ----------------
Cash flows from operating activities:
  Net income (loss)                                   $   1,356         $ (26,147)        $ (25,115)
  Adjustments to reconcile net loss to net
    cash used by operating activities
       (Increase) decrease in prepaid expenses             --               1,000              --
       Increase in accounts payable                        --              19,563            20,563
                                                      ---------         ---------         ---------
    Net cash provided by (used by) operating
      expenses                                            1,356            (5,584)           (4,552)
                                                      ---------         ---------         ---------


Cash flows from financing activities:
  Issuance of common stock                                 --             100,000           109,900
  Deferred offering costs                                  --                --              (3,000)
  Stockholder loan payable                                   20             2,019             2,039
  Increase in restricted cash                          (100,000)         (100,000)
                                                      ---------         ---------         ---------
    Net cash provided by (used by) financing
      activities                                             20             2,019             8,939
                                                      ---------         ---------         ---------


Net increase (decrease) in cash                           1,376            (3,565)            4,387


Cash at beginning of period                               3,011             6,576              --
                                                      ---------         ---------         ---------
Cash at end of period                                 $   4,387         $   3,011         $   4,387
                                                      =========         =========         =========
































                         See accompanying notes to financial statements

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements


NOTE 1 - Summary of Significant Accounting Policies
         ------------------------------------------

Business Activity
-----------------

IMV Lease/Captial, Inc. (the Company) was organized under the laws of the State of Florida on October 14, 1994. The Company is a development stage company and has not commenced operations. The Company intends to effect a merger, acquire the assets or the common stock of existing businesses.

Cash Equivalents
----------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less, to be cash equivalents.

NOTE 2 - Public Offering
         ---------------

The Company raised $100,000 in exchange for 100,000 shares of common stock in a public offering pursuant to Rule 419 of the Securities Act of 1933, the effective date of which was March 14, 1996. The funds, including interest earned thereon, along with the common stock issued are being held in escrow until the Company submits for shareholder approval a proposed business acquisition and at least 90% of the aforementioned 100,000 common shares are voted in favor of the proposed transaction. In the event an acquisition is not consumated by September 14, 1997, the deposited funds will be returned to all investors.

NOTE 3 - Net Loss per Share
         ------------------

Net loss per share has been computed by dividing net loss by the weighted average number of common shares outstanding during the period. The numbers of common shares used for computing net loss per share were 10,000,000 in 1997, and 9,935,343 in 1996.

NOTE 4 - Deferred Offering Costs
         -----------------------

Direct costs of the public offering were deferred and deducted from paid-in capital upon completion of the public offering.

                             IMV LEASE/CAPITAL, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements



NOTE 5 - Income Taxes
         ------------

The Company has a net operating loss of $26,471, that expires as follows:

      December 31,
      ------------

      2010              $     324
      201 1                26,147
                        ---------
                        $  26,471
                        =========

NOTE 6 - Concentrations of Credit Risk
         -----------------------------

The Company has concentrated its credit risk for cash by maintaining deposits in one financial institution which exceeds amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

                                 301 PLAZA, INC.
                          (A Development Stage Company)
                               Financial Statement
                       December 31, 1996 and June 30, 1997

                                 301 PLAZA, INC.
                          (A Development Stage Company)





                                      INDEX



Independent Auditor's Report                                                 1

Balance Sheet                                                                2

Notes to Financial Statement                                                 3

FISKE & COMPANY



Board of Directors
301 Plaza, Inc.
Boca Raton, Florida


                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of 301 Plaza, Inc. (A Development Stage Company) as of June 30, 1997 and December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of 301 Plaza, Inc. (A Development Stage Company) as of June 30, 1997 and December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Fiske & Company

Hollywood, Florida
July 15, 1997

                                 301 PLAZA, INC.
                          (A Development Stage Company)
                                 Balance Sheet




                                                June 30, 1997  December 31, 1996
                                                -------------  -----------------

                                     ASSETS


Real estate                                      $324,281            $311,117
                                                 ========            ========






                      LIABILITIES AND STOCKHOLDERS' EQUITY


Accounts payable                                 $  5,383            $  7,362

Stockholders' equity
     Common stock, no par value -
       1,000 shares authorized, 100 shares        318,898             303,755
       issued and outstanding

                                                 --------            --------

                                                 $324,281            $311,117
                                                 ========            ========

















                 See accompanying notes to financial statement

                                 301 PLAZA, INC.
                          (A Development Stage Company)
                          Notes to Financial Statement


NOTE 1 - Nature of Business and Significant Accounting Policies
         ------------------------------------------------------

Nature of Business
------------------

301 Plaza, Inc. (The "Company") was incorporated in Delaware on February 20, 1996. The purpose of the Company is to design, construct and operate a full service travel plaza.

Real Estate Costs
-----------------

Costs that clearly relate to acquisition, development and construction are capitalized.


NOTE 2 - Real Estate
         -----------

The Company acquired, through deed in lieu of foreclosure, a travel plaza located in New Castle County, Delaware. The Company intends to demolish the existing facilities and construct and operate a new travel plaza.

The cost of the real estate is as follows:

                                            June 30,          December 31,
                                              1997               1996
                                              ----               ----

      Mortgages acquired                  $   192,000       $   192,000
      Mortgage contributed                     87,512            87,512
      Legal costs                               6,574             6,068
      Development costs                        22,924            12,482
      Real estate taxes                        13,055            13,055
      Other costs                               2,216              --
                                          -----------       -----------

                                          $   324,281       $   311,117
                                          ===========       ===========

The Company is permitting the prior ownership to operate the existing travel plaza, without remuneration to the Company, until such time as construction of the new facilities begins.


NOTE 3 - Common Stock
         ------------

In 1996, the Company issued 100 shares of common stock in exchange for $223,605 and a mortgage with a principal balance of $87,512. In 1997, the stockholder contributed additional capital of $15,143.

        Unaudited Condensed Consolidated Pro Forma Financial Information



The following unaudited condensed consolidated pro forma financial information combines the financial information of IMV Lease/Capital, Inc. (IMV) and 301 Plaza, Inc. (301) at June 30, 1997 and for the year ended December 31, 1996, and for the six months ended June 30, 1997, adjusted as described in Note (A) and assumes that the companies merged January 1, 1996.

The following unaudited condensed consolidated pro forma financial information should be read in conjunction with the audited financial statements of IMV Lease/Capital, Inc. and 301 Plaza, Inc. appearing elsewhere in this Post Effective Amendment No. 5 to Form SB-2.

                             IMV LEASE/CAPITAL, INC.
            Unaudited Condensed Consolidated Pro Forma Balance Sheet
                                  June 30, 1997


                                              Historical
                                              ----------          Pro Forma         Pro
                                           IMV         301       Adjustments       Forma
                                           ---         ---       -----------       -----
Assets
    Cash                               $   4,387    $    --     $       --       $   4,387
    Cash - restricted                    100,000         --             --         100,000
                                       ---------    ---------   ------------     ---------
        Total current assets             104,387         --             --         104,387
    Real estate                             --        324,281           --         324,281
                                       ---------    ---------   ------------     ---------
        Total                          $ 104,387    $ 324,281   $       --       $ 428,668
                                       =========    =========   ============     =========


Liabilities and Stockholders' Equity
    Current liabilities                $  22,602    $   5,383   $       --       $  27,985
                                       ---------    ---------   ------------     ---------

Stockholders' Equity
    Common stock                          10,000      318,898       (318,898)(A)    10,000
    Additional paid-in capital            96,900         --          318,898 (A)   415,798
    Accumulated deficit                  (25,115)        --             --         (25,115)
                                       ---------    ---------   ------------     ---------
                                          81,785      318,898           --         400,683
                                       ---------    ---------   ------------     ---------

        Total                          $ 104,387    $ 324,281   $       --       $ 428,668
                                       =========    =========   ============     =========



(A)   Adjusted to reflect the merger of the Company and 301 Plaza,  Inc.,  which are under common control, in a manner similar to a pooling of interests.


                             IMV LEASE/CAPITAL, INC.
       Unaudited Condensed Consolidated Pro Forma Statement of Operations
                         Six Months Ended June 30, 1997


                                       Historical
                                       ----------           Pro Forma      Pro
                                    IMV          301       Adjustments    Forma
                                    ---          ---       -----------    -----

Interest Income                  $ 1,521      $   --        $   --       $ 1,521

Operating Expenses                   165          --            --           165
                                 -------      --------      --------     -------

Net Income                       $ 1,356      $   --        $   --       $ 1,356
                                 =======      ========      ========     =======

Net Income Per Share             $0.0001                                 $0.0001
                                 =======                                 =======


Weighted Average Number of
    Common Shares Outstanding  10,000,000                             10,000,000
                               ==========                             ==========

                             IMV LEASE/CAPITAL, INC.
       Unaudited Condensed Consolidated Pro Forma Statement of Operations
                          Year Ended December 31, 1996



                                      Historical
                                      ----------          Pro Forma        Pro
                                 IMV           301       Adjustments      Forma
                                 ---           ---       -----------      -----

Interest Income               $  2,895     $     --      $     --      $  2,895

Operating Expenses              29,042           --            --        29,042
                              --------     ----------    ----------    --------

Net (Loss)                    $(26,147)    $     --      $     --      $(26,147)
                              ========     ==========    ==========    ========

Net Loss Per Share            $(0.0026)                                $(0.0026)
                              ========                                 =========


Weighted Average Number of
    Common Shares Outstanding 9,935,343                               9,935,343
                              =========                               =========

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law.

      The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FLORIDA TAKEOVER STATUTES

      Section 607.0902 of the Florida Business Corporation Act (the "Corporation Act") generally provides that certain transactions involving Control Shares (as defined below) of a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office, or substantial assets in Florida, and (c) either (1) more than 10% of its shareholders residing in Florida, (2) more than 10% of its shares owned by Florida residents, or (3) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation before the Control Shares will be granted any voting rights. "Control Shares" are defined in the Corporation Act to be shares acquired in a Control Share Acquisition (as defined below) that would entitle a person to exercise, either directly or indirectly, 20% or more of all of the voting power of the corporation's voting securities. A "Control Share Acquisition" is defined in the Corporation Act as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares.
Section 607.0902 of the Corporation Act further provides that prior to the occurrence of a Control Share Acquisition involving a Florida corporation, such corporation's Articles of Incorporation or Bylaws may specify that Section
607.0902 of the Corporation Act shall not apply to a Control Share Acquisition involving the corporation. The Company's Articles of Incorporation, as amended, expressly provide that the Company not be subject to Section 607.0902.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Filing Fee                                                   $   100.00
Initial Transfer Agent Fee*                                      $   500.00
Printing Costs (including stock certificates)*                   $   400.00
Legal Expenses*                                                  $   500.00
Accounting Fees and Expenses*                                    $ 1,000.00
Blue Sky Fees and Expenses*                                      $   400.00
Escrow Agent Fees and Expenses                                   $ 1,000.00
Other Expenses*                                                  $   100.00
                                                                 ----------

Total                                                            $ 4,000.00*

   * Indicates expenses that have been estimated for the purpose of this filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      The following shares of Common Stock were issued by the Company since its inception and prior to the date of filing of this Registration Statement. There were no underwriting discounts or commissions paid in connection with the issuance of any of these securities.

      (a) On August 24, 1995, the Company issued a total of 9,900,000 shares of its Common Stock (par value $.001 per share) to Mr. Todd E. Levine. On August 25, 1995, Mr. Levine transferred 10,000 shares of Common Stock to Michael Hanzman, and on August 29, 1995, Mr. Levine transferred 100,000 shares to Atlas, Pearlman, Trop & Borkson, P.A.

      (b) The sale set forth above and subsequent transfer (giving effect to the integration of such transactions) is claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, in that such transactions involved the issuance and sale by the Company (and subsequent transfers) of shares of its Common Stock to a financially sophisticated individual who is the Company's sole officer and director and to the Company's securities counsel and another sophisticated investor. All of such investors are fully aware of the Company's activities, as well as its business and financial condition, and acquired said securities for investment purposes and understood the restrictions pertaining thereto. All certificates representing the shares issued and currently outstanding by the Company herein have been properly legended.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Exhibit No.       Description of Exhibit
-----------       ----------------------
(2)         Plan of acquisition, reorganization, arrangement, liquidation or succession

2.1         Stock Purchase and Exchange Agreement between the Company and 301 Plaza,
            Inc.)(1)

2.2         Amendment to Stock Purchase and Exchange Agreement(2)

(3)         Articles of Incorporation and Bylaws

3.1         Form of Restated Articles of Incorporation of IMV Lease/Capital, Inc.(1) ^

3.2         ByLaws of IMV Lease/Capital, Inc. (1)

3.3         Certificate of Incorporation for 301 Plaza, Inc.(1)

3.4         Bylaws of 301 Plaza, Inc.(1)

(4)         Instruments defining the rights of security holders, including indentures.

4.1         Specimen Common Stock Certificate(1)^

(5)         Opinion of Atlas, Pearlman, Trop & Borkson, P.A. as to legality of the issuance of securities(1)

(10)        Material Contracts

10.1        Forms of Subscription Documentation for prospective investors(1)

10.2        Executed Form of Deposited Funds Escrow Agreement (1)

10.3        Executed Form of Deposited Securities Escrow Agreement(1)

23.1        Consent of Fiske & Company(2)

99.1        Form of Reconfirmation Offer(1)














                                        II-3






99.3        Letter dated July 9, 1996, from Michael J. Isaacs of Agostini, Levitsky &
            Isaacs(1)
____________________

(1)   Previously Filed
(2)   Filed herewith.


ITEM 28.  UNDERTAKINGS.

Item 512 Undertakings with respect to Rule 415 Under the Securities Act
-----------------------------------------------------------------------

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Company hereby undertakes that:

      1. To file, during any period in which it offers or sales are being made, a Post- Effective Amendment to this Registration Statement to:

            (a)  include any Prospectus required by Section 10(a)(3) of the Act;


            (b) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (c) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      2. That, for the purposes of determining any liability under the Act, each such Post- Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the Blank Check Offering.

      4. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(i) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      5. For the purpose of determining any liability under the Act, each Post-Effective Amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on this 29th day of July, 1997.


                                    IMV LEASE/CAPITAL, INC.


                                    By:  /s/ Todd E. Levine
                                       -----------------------------
                                       Todd E. Levine, President,
                                       Chief Executive Officer


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signatures                    Title                               Date
----------                    -----                               ----


                              President, and Chief Executive
                              Officer (Principal Executive
/s/Todd E. Levine             Financial and Accounting
-----------------------       Officer) and Director             July 29, 1997
Todd E. Levine

                                 EXHIBIT INDEX





Exhibit No.       Description
-----------       -----------

2.2               Amendment to Stock Purchase and Exchange Agreement

23.1              Consent of Fiske & Company